Exhibit 99

PRESS RELEASE

Contacts:

Martin O'Grady	Amy Brandt
Executive Vice President, Chief Financial Officer	Vice President, Investor Relations
Tel: +44 20 3117 1333	Tel: +1 212 764 8210
E: martin.ogrady@belmond.com	E: amy.brandt@belmond.com

FOR IMMEDIATE RELEASE
February 26, 2015

BELMOND LTD. REPORTS FOURTH QUARTER 2014 RESULTS

Fourth Quarter 2014 Highlights

▪	Same store revenue per available room (“RevPAR”) of $244 down 7% in U.S. dollars as compared to the fourth quarter of 2013

▪	Total revenue of $126.9 million down 8% from the prior-year quarter

▪	Total adjusted EBITDA of $21.6 million up 1% over the prior-year quarter

▪	Excluding the impact of currency movements, Belmond brand costs and Inn at Perry Cabin, which the Company sold in March 2014:

▪	RevPAR up 7% as compared to the prior-year quarter

▪	Total revenue up $2.5 million or 2% over the prior-year quarter

▪	Adjusted EBITDA up $5.0 million or 24% over the prior-year quarter

Full Year 2014 Highlights

•	Same store RevPAR of $313 consistent with 2013 RevPAR in U.S. dollars

•	Total revenue of $594.5 million down 1% from the prior year

•	Total adjusted EBITDA of $117.7 million down 2% from the prior year

•
Excluding the impact of currency movements; Belmond brand costs; Inn at Perry Cabin; Belmond Grand Hotel Europe, which was negatively impacted by the economic situation in Russia; and Belmond Miraflores Park, which was closed for several months for planned renovation:

▪	RevPAR up 6% over the prior year

▪	Total revenue up $27.3 million or 5% over the prior year

▪	Adjusted EBITDA up $17.1 million or 17% over the prior year

•	During the year, the Company made significant progress on its long-term strategy by:

▪	Launching the Belmond brand

▪	Strengthening its balance sheet with its first corporate debt facility

▪	Optimizing its portfolio with the sale of Inn at Perry Cabin for gross proceeds of $39.7 million

▪	Entering into its first third-party management agreements for Inn at Perry Cabin in Maryland and Belmond Cadogan Hotel in the key gateway city of London
HAMILTON, BERMUDA - February 26, 2015. Belmond Ltd. (NYSE: BEL, belmond.com) (the “Company”), owners, part-owners or managers of 45 luxury hotel, restaurant, tourist train and river cruise properties operating in 22 countries, today announced its results for the fourth quarter ended December 31, 2014.

The Company's fourth quarter results were impacted by the depreciation of the Company's principal functional currencies against the U.S. dollar during the fourth quarter of 2014. This year-over-year currency depreciation impacted the U.S. dollar translation of the Company's results in two respects: first, through the retranslation of the Company's previously-reported 2014 results at weaker average exchange rates than were used to report the Company's results for the nine months ended 2014 and, second, as a result of the translation of fourth quarter 2014 results at lower average exchange rates than used to report fourth quarter 2013 results.

Total revenue in the fourth quarter of 2014 was $126.9 million, down $11.1 million or 8% from $138.0 million in the fourth quarter of 2013. Total hotels revenue for the fourth quarter was $105.7 million, a decrease of $7.6 million or 7% from $113.3 million in the fourth quarter of 2013. This 7% decrease was largely the result of currency depreciation as well as the March 2014 sale of Inn at Perry Cabin by Belmond in St. Michaels, Maryland, which generated revenue of $2.5 million in the fourth quarter of 2013. Excluding the impact of currency movements and Inn at Perry Cabin, total hotels revenue for the fourth quarter of 2014 increased $5.5 million or 5% over the fourth quarter of 2013.

Same store RevPAR for owned hotels, which excludes Inn at Perry Cabin, in the fourth quarter of 2014 increased 7% in local currency over the prior-year quarter as a result of a 6% increase in average daily rate ("ADR") and a 1 percentage point increase in occupancy.

Total adjusted EBITDA was $21.6 million for the fourth quarter of 2014, an increase of $0.2 million or 1% from $21.4 million in the fourth quarter of 2013. Excluding the impact of currency movements, Belmond brand costs and Inn at Perry Cabin, adjusted EBITDA increased $5.0 million or 24% over the prior-year quarter.

Adjusted net earnings from continuing operations for the fourth quarter of 2014 were $4.8 million ($0.05 per common share), an increase of $13.2 million over adjusted net losses of $8.4 million ($0.08 loss per common share) for the fourth quarter of 2013. This increase was primarily the result of a $12.6 million decrease in tax expense, which is explained in detail below.

John Scott, president and chief executive officer, remarked: “We finished 2014 with a solid fourth quarter, ending a year marked by important strategic achievements. We successfully executed on a number of long-term strategic initiatives, including several firsts for the Company. We launched our new brand and strengthened our balance sheet with the completion of our first corporate debt facility. We also continued to lay the foundation for future growth through attractive, high-return investments in core assets, the announcement of a new luxury Irish train experience that we expect to launch in 2016 and entering into third-party management agreements for Inn at Perry Cabin in Maryland and Belmond Cadogan Hotel in the heart of London, which we expect to reopen following renovation in 2016. The progress we made in 2014 has helped and will continue to help us on our path toward long-term success.

"At the same time, 2014 presented challenges that hindered our short-term growth, most notably the economic situation in Russia, the depreciation of most major currencies against the U.S. dollar and the impact on 2014 results of the planned closure of Belmond Miraflores Park in Lima, Peru for renovation. Despite these challenges, we performed strongly in several key markets and worked hard to limit the disruption in other markets, generating 2014 adjusted EBITDA that was down just 2% from 2013. When excluding currency movements, Belmond brand costs, Inn at Perry Cabin, Belmond Grand Hotel Europe, St. Petersburg, Russia and Belmond Miraflores Park, 2014 adjusted EBITDA grew considerably, up 17% over 2013.

"Looking forward, we see positive early indications for 2015 demand and are establishing 2015 same store RevPAR guidance of between 2% and 6% growth in local currency. We remain cautious regarding currency markets and expect that our 2015 results will be impacted by the depreciation of most currencies against the U.S. dollar. However, we are focused on using the strength of the U.S. dollar to stimulate additional outbound demand from our key U.S. market into our strong luxury European product offerings and are working hard to make 2015 a success."

Recent Company Highlights

•
Strengthens senior management team with appointment of new head of development — The Company announced on January 5, 2015 that it had appointed James Simmonds as senior vice president, global development in order to accelerate long-term growth through third-party management agreements.

•
Commences refurbishment of Belmond Eagle Island Lodge, Botswana — The Company recently commenced an approximate $6.5 million complete renovation of Belmond Eagle Island Lodge in the Okavango Delta, one of the Company's three safari camps in Botswana. The lodge closed in January 2015 and is expected to reopen at the end of the year.

Operating Performance

Owned hotels:
Europe:
In the fourth quarter of 2014, revenue from owned hotels was $25.6 million, a decrease of $7.9 million or 24% from $33.5 million in the fourth quarter of 2013. Excluding the impact of currency movements, revenue for the region for the fourth quarter of 2014 decreased $0.3 million or 1% from the prior-year quarter due primarily to a $0.5 million year-over-year decrease in local currency revenue at Belmond Grand Hotel Europe due largely to continued low business volumes and increased local competition.

Same store RevPAR for owned hotels in the region was up 12% year-over-year in local currency due primarily to an 8% increase in ADR and a 1 percentage point increase in occupancy.

EBITDA for the region in the quarter was a loss of $0.5 million, a decrease of $1.0 million from EBITDA in the fourth quarter of 2013. Results for the fourth quarter of 2014 benefited from a $0.5 million local currency EBITDA increase at Belmond La Residencia, Mallorca, Spain due to restructuring costs incurred by the hotel in the fourth quarter of 2013, but were negatively impacted by currency depreciation in the current quarter. Excluding the impact of currency movements, EBITDA for the region increased $0.9 million over the prior-year quarter.

North America:
Revenue from owned hotels for the fourth quarter of 2014 was $38.7 million, up $0.1 million over $38.6 million for the fourth quarter of 2013. Excluding Inn at Perry Cabin, which the Company sold and entered into an agreement to manage in March 2014, revenue for the region increased $2.6 million or 7% as compared to the prior-year quarter. This increase was the result of revenue growth at all of the Company's other properties in North America, with the largest increases at Belmond Charleston Place, South Carolina (up $1.4 million or 8%) and Belmond El Encanto, Santa Barbara, California (up $0.8 million or 24%). Belmond Charleston Place continued to benefit from its ongoing rooms renovation program, which resulted in a 7% increase in ADR, as well as from strong group demand, and Belmond El Encanto, Santa Barbara, California benefited from a continued ramp-up, as it completed its first full year of operations since opening in March 2013.

Same store RevPAR for owned hotels in the region, which excludes Inn at Perry Cabin, was up 13% in local currency over the prior-year quarter as a result of an 8% increase in local currency ADR and a 4 percentage point increase in occupancy.

EBITDA for the region was $8.1 million for the quarter, up $2.3 million or 40% from $5.8 million in the fourth quarter of 2013. Year-over-year EBITDA growth for the quarter was primarily the result of a $1.0 million increase in EBITDA for Belmond La Samanna, St. Martin, French West Indies and a $0.9 million year-over-year increase in EBITDA at Belmond El Encanto, as the property continued to ramp up in its first full year of operations.

Rest of world:
Revenue from owned hotels for the fourth quarter of 2014 was $39.6 million, a decrease of $0.4 million or 1% compared to $40.0 million in the fourth quarter of 2013. Year-over-year revenue growth of $1.3 million or 73% at Belmond Miraflores Park, which was closed for renovation in December 2013, was offset by a $1.0 million or 12% year-over-year revenue decline for the Company's Asian hotels and a $0.6 million or 27% revenue decrease at the Company's three safari camps. Excluding the impact of currency movements, revenue for the region in the fourth quarter of 2014 was up $3.0 million or 8% over the prior-year quarter.

Same store RevPAR for owned hotels in the rest of world region was flat to the prior-year quarter in local currency, as a 2% increase in local currency ADR was offset by a 2 percentage point decrease in occupancy.

EBITDA for the region of $11.6 million in the quarter decreased $0.7 million or 6% from EBITDA of $12.3 million in the prior-year quarter due to the negative impact of currency depreciation, which was partially offset by local currency growth at Belmond Miraflores Park of $0.6 million and Belmond Hotel das Cataratas, Iguassu Falls, Brazil of $0.4 million. Excluding the impact of currency movements, EBITDA for the region increased $0.4 million or 3% over the prior-year quarter.

Part-owned / managed hotels:
Revenue in the fourth quarter of 2014 was $1.8 million, a $0.6 million or 50% increase over revenue of $1.2 million in the fourth quarter of 2013. This increase was primarily attributable to a $0.8 million or 128% increase in revenue recognized for Hotel Ritz by Belmond, Madrid, Spain, which benefited from strong year-over-year occupancy and food & beverage growth, as the Spanish economy continued its recovery.

EBITDA for the fourth quarter of 2014 of $1.7 million increased $0.7 million or 70% over the fourth quarter of 2013 due primarily to a $0.7 million or 125% increase in EBITDA recognized for Hotel Ritz.

Owned trains & cruises:
Revenue for the fourth quarter of 2014 was $16.8 million, down $3.8 million or 18% from $20.6 million in the fourth quarter of 2013. Of this decrease, $1.8 million was due to a change in treatment to eliminate intercompany tour operator revenue previously reported on a gross basis, which was matched with an equal decrease in operating expenses, thus having no impact on EBITDA. In addition, there was a $1.6 million or 32% year-over-year decrease in revenue from Belmond Road to Mandalay, one of the Company's two river cruise ships in Myanmar, as a result of a significant increase in competition and 39% fewer passengers than in the prior-year quarter.

EBITDA of $3.1 million for the fourth quarter of 2014 decreased $1.1 million or 26% from EBITDA of $4.2 million in the fourth quarter of 2013 due primarily to a $1.1 million or 41% decline in EBITDA from Belmond Road to Mandalay.

Part-owned / managed trains:
EBITDA for the fourth quarter of 2014 of $4.4 million was $0.3 million or 7% greater than EBITDA of $4.1 million in the fourth quarter of 2013. This growth was primarily the result of a $0.4 million or 11% increase in EBITDA recognized for the Company’s PeruRail joint venture due largely to increased passenger revenue and an improvement in the Company's management fee structure for this business starting in 2014. Results for the quarter included a $0.9 million write-down of fixed assets, which was an adjustment in the Company's calculation of adjusted EBITDA for the fourth quarter of 2014.

Central costs:
In the fourth quarter of 2014, central overheads of $6.0 million were $1.5 million or 20% less than central overheads of $7.5 million for the prior-year quarter due primarily to lower central compensation costs.

The Company also incurred $2.3 million of non-cash share-based compensation expense in the current-year quarter compared to $3.9 million in the fourth quarter of 2013. Share-based compensation costs in the fourth quarter of 2013 included a $1.1 million non-recurring expense related to the amortization of share-based compensation expense for employees of retirement age, which was an adjustment in the Company's calculation of adjusted EBITDA for the fourth quarter of 2013.

Central marketing costs in the fourth quarter of 2014 of $2.3 million were $2.0 million greater than in the prior-year quarter. Central marketing costs for the current-year quarter included $2.3 million of media-related expenses to promote the Belmond brand.

Depreciation and amortization:
Depreciation and amortization expense for the fourth quarter of 2014 of $15.1 million increased $0.8 million from $14.3 million in the fourth quarter of 2013 as a result of non-recurring, accelerated depreciation expense at two of the Company's hotels under renovation.

Interest:
Interest expense for the fourth quarter of 2014 of $9.8 million was $0.3 million greater than the prior-year quarter expense of $9.5 million due to the receipt of a $2.6 million withholding tax charge in relation to a previous financing agreement, partially offset by a decrease in amortization of finance costs.

Tax:
The tax benefit from continuing operations for the fourth quarter of 2014 was $3.5 million compared to tax expense of $9.1 million in the prior-year quarter, a decrease in tax expense of $12.6 million. The tax benefit for the current quarter included a $5.1 million deferred tax credit following the enactment of tax rate reductions in Peru and Spain and an incremental $2.5 million benefit resulting from the depreciation of certain local currencies against the U.S. dollar. Additionally, tax expense for the fourth quarter of 2013 included a $2.2 million deferred tax charge related to derivatives.

Investment:
The Company continued its strategy of disciplined re-investment in core assets and in projects with attractive returns. During the fourth quarter of 2014, the Company invested a total of $11.0 million in its portfolio, including $3.4 million at Belmond Charleston Place primarily for the hotel’s rooms renovation project; $1.6 million in the Company's European trains primarily for required maintenance works; $1.2 million at Belmond Mount Nelson Hotel, Cape Town, South Africa primarily for the renovation of 26 suites and cottages; and $0.8 million at Belmond Grand Hotel Europe primarily for the renovation of the hotel’s restaurants and the conversion of 19 historic rooms into six signature suites.

Balance Sheet

At December 31, 2014, the Company had total debt (including the current portion) of $617.7 million and no outstanding working capital loan balances. The Company had cash balances of $137.8 million (including $2.7 million of total restricted cash, of which $0.8 million was in other assets) at December 31, 2014, resulting in total net debt of $479.9 million compared to total net debt at December 31, 2013 of $503.0 million. At December 31, 2014, the ratio of net debt to trailing twelve-month total adjusted EBITDA was 4.1 times, down from 4.2 times at December 31, 2013.

Undrawn amounts available to the Company at December 31, 2014 under lines of credit, including the Company’s corporate revolving credit facility, were $101.5 million, bringing total cash availability (excluding restricted cash) at December 31, 2014 to $236.6 million.

At December 31, 2014, approximately 51% of the Company’s debt was at fixed interest rates and 49% was at floating interest rates. The weighted average maturity of the debt was approximately 6.0 years and the weighted average interest rate was 4.3%. The Company had $5.5 million of debt repayments due within twelve months.

Outlook

The Company is providing the following RevPAR and other guidance for the first quarter and full year 2015:

	First Quarter 2015	Full Year 2015

Owned hotels same store RevPAR growth guidance (1)

In local currency
Europe	6% - 10%	5% - 9%
North America	6% - 10%	3% - 7%
Rest of world	2% - 6%	(3%) - 1%
Worldwide	4% - 8%	2% - 6%

In U.S. dollars
Europe	(20%) - (16%)	(13%) - (9%)
North America	5% - 9%	3% - 7%
Rest of world	(11%) - (7%)	(17%) - (13%)
Worldwide	(5%) - (1%)	(10%) - (6%)

Statement of operations guidance ($ millions)

Central overheads	$5.7 - $6.7	$22.8 - $26.8
Share-based compensation	$1.7 - $2.7	$8.9 - $12.9
Central marketing costs	$0.8 - $1.8	$3.2 - $7.2
Depreciation & amortization	$11.7 - $12.7	$46.8 - $50.8
Interest	$6.5 - $7.5	$26.0 - $30.0
Tax (benefit) / expense	($4.5) - ($5.5)	$22.5 - $26.5

Cash flow guidance ($ millions)

Cash interest expense	$6.1 - $7.1	$24.4 - $28.4
Cash taxes	$4.7 - $5.7	$22.5 - $26.5
Scheduled loan repayments	$1.0 - $2.0	$4.0 - $8.0

(1) Projected same store RevPAR growth for the first quarter ending March 31, 2015 and full year ending December 31, 2015 excludes the operations of Inn at Perry Cabin, Belmond Miraflores Park and Belmond Eagle Island Lodge.

* * * * * * * *

BELMOND LTD.
SUMMARY OF OPERATING RESULTS
(Unaudited)

$ millions – except per share amounts	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013

Revenue and earnings from unconsolidated companies

Owned hotels
- Europe	25.6	33.5	212.7	222.1
- North America	38.7	38.6	142.6	146.5
- Rest of world	39.6	40.0	142.7	141.7
Total owned hotels	103.9	112.1	498.0	510.3
Part-owned / managed hotels	1.8	1.2	6.0	3.8
Total hotels	105.7	113.3	504.0	514.1

Owned trains & cruises	16.8	20.6	74.3	73.7
Part-owned / managed trains	4.4	4.1	16.2	14.4
Total trains & cruises	21.2	24.7	90.5	88.1

Total (1)	126.9	138.0	594.5	602.2

Analysis of earnings

Owned hotels
- Europe	(0.5)	0.5	62.8	63.8
- North America	8.1	5.8	24.0	23.2
- Rest of world	11.6	12.3	36.5	36.0
Total owned hotels	19.2	18.6	123.3	123.0
Part-owned / managed hotels	1.7	1.0	5.2	2.3
Total hotels	20.9	19.6	128.5	125.3

Owned trains & cruises	3.1	4.2	7.3	8.4
Part-owned / managed trains	4.4	4.1	16.2	14.4
Total trains & cruises	7.5	8.3	23.5	22.8

Central overheads	(6.0)	(7.5)	(27.1)	(29.6)
Share-based compensation	(2.3)	(3.9)	(7.9)	(10.4)
Central marketing costs	(2.3)	(0.3)	(4.7)	(1.1)
EBITDA before gain on disposal and impairment	17.8	16.2	112.3	107.0
Gain on disposal of property, plant and equipment	0.2	—	4.1	—
Impairment	(1.2)	(0.8)	(1.2)	(36.4)
EBITDA	16.8	15.4	115.2	70.6
Depreciation & amortization	(15.1)	(14.3)	(52.0)	(48.7)
Gain / (loss) on extinguishment of debt	—	3.5	(14.5)	3.5
Other income	1.3	—	1.3	—
Interest	(9.8)	(9.5)	(35.5)	(33.2)
Foreign currency, net	2.5	0.5	2.3	0.9
(Losses) / earnings before tax	(4.3)	(4.4)	16.8	(6.9)
Tax	3.5	(9.1)	(14.8)	(19.3)
Net (losses) / earnings from continuing operations	(0.8)	(13.5)	2.0	(26.2)
Discontinued operations	(1.1)	(4.4)	(3.8)	(5.3)
Net losses	(1.9)	(17.9)	(1.8)	(31.5)
Net earnings attributable to non-controlling interests	(0.2)	—	(0.1)	(0.1)
Net losses attributable to Belmond Ltd.	(2.1)	(17.9)	(1.9)	(31.6)

Net losses per common share attributable to Belmond Ltd.	(0.02)	(0.17)	(0.02)	(0.31)
Number of shares – millions	103.97	103.49	103.84	103.23

(1) Comprised of revenue of $124.0 million (2013 - $135.0 million) and earnings from unconsolidated companies of $2.9 million (2013 - $3.0 million) for the three months ended December 31, 2014, and revenue of $585.7 million (2013 - $594.1 million) and earnings from unconsolidated companies of $8.8 million (2013 - $8.1 million) for the twelve months ended December 31, 2014.

BELMOND LTD.
SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013

Room Nights Available
Europe	58,675	59,030	272,097	278,043
North America	62,987	70,223	262,562	274,677
Rest of world	94,484	93,257	374,855	370,079
Worldwide	216,146	222,510	909,514	922,799

Rooms Nights Sold
Europe	27,737	27,073	152,369	159,394
North America	41,683	43,293	171,967	183,378
Rest of world	56,894	57,513	208,106	211,405
Worldwide	126,314	127,879	532,442	554,177

Occupancy
Europe	47%	46%	56%	57%
North America	66%	62%	65%	67%
Rest of world	60%	62%	56%	57%
Worldwide	58%	57%	59%	60%

Average Daily Rate (in US dollars)
Europe	421	573	783	784
North America	447	419	425	405
Rest of world	393	419	413	395
Worldwide	417	451	523	510

RevPAR (in US dollars)
Europe	199	263	439	449
North America	296	258	278	270
Rest of world	236	258	229	226
Worldwide	244	259	306	306

Same Store RevPAR (in US dollars) (1)
Europe	199	263	439	449
North America	296	264	282	272
Rest of world	236	258	235	229
Worldwide	244	261	313	313

Same Store RevPAR (% change)	US dollar	Local currency	US dollar	Local currency
Europe	(24)%	12%	(2)%	1%
North America	12%	13%	4%	4%
Rest of world	(9)%	—%	3%	11%
Worldwide	(7)%	7%	—%	4%

(1) Same store RevPAR for the three months ended December 31, 2014 excludes the operations of Inn at Perry Cabin. Same store RevPAR for the twelve months ended December 31, 2014 excludes the operations of Inn at Perry Cabin, Belmond El Encanto and Belmond Miraflores Park.

BELMOND LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

$ millions	December 31,	December 31,
	2014	2013

Assets
Cash	135.1	123.2
Restricted cash	1.9	6.0
Accounts receivable	30.3	35.5
Due from unconsolidated companies	15.9	11.8
Prepaid expenses and other	17.8	25.9
Inventories	30.5	45.0
Other assets held for sale	—	34.4
Total current assets	231.5	281.8

Property, plant & equipment, net of accumulated depreciation	1,168.8	1,309.6
Investments in unconsolidated companies	65.8	63.4
Goodwill	132.6	156.9
Other intangible assets	14.0	14.2
Other assets	55.6	54.0

Total assets (1)	1,668.3	1,879.9

Liabilities and Equity
Working capital loans	—	0.1
Accounts payable	24.9	23.8
Accrued liabilities	68.6	74.2
Deferred revenue	31.0	37.0
Other liabilities held for sale	—	1.6
Current portion of long-term debt and capital leases	5.5	72.8
Total current liabilities	130.0	209.5

Long-term debt and obligations under capital leases	612.2	566.9
Deferred income taxes	134.1	169.4
Other liabilities	29.7	23.4

Total liabilities (2)	906.0	969.2

Shareholders’ equity	761.2	908.3
Non-controlling interests	1.1	2.4
Total equity	762.3	910.7

Total liabilities and equity	1,668.3	1,879.9

(1) Balance at December 31, 2014 includes $207.7 million (December 31, 2013 - $200.3 million) of assets of consolidated variable interest entities ("VIEs") that can only be used to settle obligations of the VIEs.

(2) Balance at December 31, 2014 includes $122.1 million (December 31, 2013 - $118.2 million) of liabilities of consolidated VIEs whose creditors have no recourse to Belmond Ltd.

BELMOND LTD.
RECONCILIATIONS AND ADJUSTMENTS
(Unaudited)

$ millions – except per share amounts	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013

EBITDA	16.8	15.4	115.2	70.6

Adjusted items:
Pre-opening expenses (1)	—	0.3	—	3.0
Management restructuring (2)	—	1.3	0.3	4.6
Impairments and asset write-downs (3)	4.6	0.8	4.8	37.3
Acquisition proposal costs (4)	—	—	—	(0.1)
Brand development costs (5)	—	1.9	0.1	1.9
Post-retirement benefit and share-based compensation (6)	—	1.6	—	2.3
Write-off of deferred financing costs in joint venture (7)	—	—	0.4	—
Tax and legal settlements (8)	0.5	0.1	1.4	0.1
Gains on sale of hotel business and hotel assets (9)	(0.3)	—	(4.5)	—

Total adjusted EBITDA	21.6	21.4	117.7	119.7

Reported net losses attributable to Belmond Ltd.	(2.1)	(17.9)	(1.9)	(31.6)
Net earnings attributable to non-controlling interests	(0.2)	—	(0.1)	(0.1)
Reported net losses	(1.9)	(17.9)	(1.8)	(31.5)
Discontinued operations net of tax	(1.1)	(4.4)	(3.8)	(5.3)
Net (losses) / earnings from continuing operations	(0.8)	(13.5)	2.0	(26.2)

Adjusted items net of tax:
Pre-opening expenses (1)	—	0.2	—	2.0
Management restructuring (2)	—	1.0	0.1	3.6
Impairments and asset write-downs (3)	3.7	0.6	3.9	37.0
Acquisition proposal costs (4)	—	—	—	(0.1)
Brand development costs (5)	—	1.5	0.1	1.5
Post-retirement benefit and share-based compensation (6)	—	1.6	—	2.3
Write-off of deferred financing costs in joint venture (7)	—	—	0.3	—
Tax and legal settlements (8)	0.4	0.1	1.4	0.1
Gains on sale of hotel business and hotel assets (9)	(0.2)	—	(2.8)	—
(Gain)/ loss on extinguishment of debt (10)	—	(2.7)	11.6	(2.7)
Release of contingent consideration (11)	(0.9)	—	(0.9)	—
Accumulated depreciation (12)	2.0	0.6	2.0	(0.2)
Interest adjustments (13)	2.6	0.7	2.7	1.1
Deferred taxation (14)	—	2.2	—	2.2
Foreign exchange (15)	(2.0)	(0.7)	(1.9)	(1.2)

Adjusted net earnings / (losses) from continuing operations	4.8	(8.4)	18.5	19.4

Reported EPS	(0.02)	(0.17)	(0.02)	(0.31)
Reported EPS from continuing operations	(0.01)	(0.13)	0.02	(0.25)
Adjusted EPS from continuing operations	0.05	(0.08)	0.18	0.19
Number of shares (millions)	103.97	103.49	103.84	103.23

(1) Pre-opening expenses at Belmond El Encanto and Belmond Orcaella river-cruise ship
(2) Restructuring and redundancy costs
(3) Includes non-cash impairments related to long-lived assets and write-down of fixed assets, operating equipment and abandoned projects. The current-year quarter adjustment includes $3.4 million of fixed asset and operating equipment write-downs and a $1.2 million non-cash impairment

(4) Costs associated with unsolicited proposal by The Indian Hotels Company Limited to acquire the Company
(5) Costs associated with development of new brand and the write-off of existing brand materials
(6) Charge due to change in basis of calculation of post-retirement benefit at one owned property and accelerated amortization of share-based compensation liability for employees who have reached retirement age

(7) Write-off of unamortized deferred financing costs at the Peruvian hotels joint venture
(8) Provision for tax and legal settlements
(9) Gain on disposal of property, plant and equipment at Inn at Perry Cabin by Belmond and gain on sale of building and cars
(10) Write-off of unamortized deferred financing costs, swap cancellation costs, prepayment costs and associated legal fees and extension fees on extinguishment of debt / discount on early repayment of debt

(11) Release of contingent consideration relating to the Sicilian hotels
(12) Non-cash adjustments to accumulated depreciation and impact of government grant received
(13) Withholding tax provision, write-off of unamortized deferred financing costs, change in fair value for interest swaps that are not designated in hedging relationships and the ineffective portion of derivatives that are designated in hedging relationships

(14) Deferred tax adjustments related to changes in tax treatment in multiple jurisdictions
(15) Foreign exchange is a non-cash item arising on the translation of certain assets and liabilities denominated in currencies other than the functional currency

BELMOND LTD.
NET DEBT TO ADJUSTED EBITDA CALCULATION
(Unaudited)

$ millions - except ratios	Twelve months ended and as at
	December 31, 2014	December 31, 2013

Cash
Cash and cash equivalents	135.1	123.2
Restricted cash (including $0.8 million / $7.6 million classified within long-term other assets on the balance sheet)	2.7	13.6

Total cash	137.8	136.8

Total debt
Working capital loans	—	0.1
Current portion of long-term debt and capital leases	5.5	72.8
Long-term debt and obligations under capital leases	612.2	566.9

Total debt	617.7	639.8

Net debt	479.9	503.0

Total adjusted EBITDA	117.7	119.7

Net debt / adjusted EBITDA	4.1x	4.2x

Conference Call
Belmond Ltd. will conduct a conference call on Friday, February 27, 2015 at 10:00 a.m. EST (3:00 p.m. GMT). Participants may listen to a simultaneous webcast of the conference call by accessing the presentations and events section of the Company’s investor relations website at: investor.belmond.com/presentations-and-events.

Alternatively, participants may dial into the call by using any of the following telephone numbers: +1 866 966 1396 (US toll free), +44 (0)207 192 8000 (standard international access) or 0800 376 7922 (UK free phone). The conference ID number is 72071469. A re-play of the conference call will be available by telephone until 11:00 a.m. EST on Thursday, March 5, 2015 and can be accessed by calling +1 866 247 4222 (U.S. toll free), +44 (0)145 255 0000 (standard international) or 0800 953 1533 (UK free phone). The conference ID number is 72071469. A re-play will also be available on the Company’s website: investor.belmond.com.

About Belmond Ltd.
Belmond (belmond.com) is a global collection of exceptional hotel and luxury travel adventures in some of the world’s most inspiring and enriching destinations. Established almost 40 years ago with the acquisition of Belmond Hotel Cipriani in Venice, its unique and distinctive portfolio now embraces 45 hotel, rail and river cruise experiences in many of the world’s most celebrated destinations. From city landmarks to intimate resorts, the collection includes Belmond Grand Hotel Europe, St. Petersburg; Belmond Copacabana Palace, Rio de Janeiro; Belmond Maroma Resort & Spa, Riviera Maya; and Belmond El Encanto, Santa Barbara. Belmond also encompasses safaris, six luxury tourist trains, including the Venice Simplon-Orient-Express, and three river cruises. Belmond also operates ‘21’, one of New York’s most storied restaurants. Further information on the Company can be found at investor.belmond.com.

Use of Non-GAAP Financial Measures
Management analyzes the operating performance of the Company on the basis of earnings before interest, foreign exchange, tax (including tax on unconsolidated companies), depreciation and amortization (EBITDA), and believes that EBITDA is a useful measure of operating performance, for example to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historical cost of assets. EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the Company’s EBITDA may not be comparable in all instances to that disclosed by other companies. EBITDA does not represent net cash provided by operating, investing and financing activities under U.S. generally accepted accounting principles (U.S. GAAP), is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under U.S. GAAP for purposes of evaluating operating performance.

Total adjusted EBITDA and adjusted net earnings / (losses) of the Company are non-GAAP financial measures and do not have any standardized meanings prescribed by U.S. GAAP. They are, therefore, unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings, cash flow from operating activities or any other measure of performance prescribed by U.S. GAAP. Management considers total adjusted EBITDA and adjusted net earnings / (losses) to be meaningful indicators of operations and uses them as measures to assess operating performance because, when comparing current period performance with prior periods and with budgets, management does so after having adjusted for non-recurring items, foreign exchange (a non-cash item), disposals of assets or investments, and certain other items (some of which may be recurring) that management does not consider indicative of ongoing operations or that could otherwise have a material effect on the comparability of the Company’s operations. Adjusted EBITDA and adjusted net earnings / (losses) are also used by investors, analysts and lenders as measures of financial performance because, as adjusted in the foregoing manner, the measures provide a consistent basis on which the performance of the Company can be assessed.

Cautionary Statements
This news release and related oral presentations by management contain, in addition to historical information, forward-looking statements that involve risks and uncertainties. These include statements regarding revenue, earnings, RevPAR, EBITDA, statement of operations and cash flow outlook, investment plans, debt refinancings, asset sales, benefits of a new brand and similar matters that are not historical facts. These statements are based on management’s current expectations, are not guarantees of performance and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause a difference include, but are not limited to, those mentioned in the news release and oral presentations, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize hotel bookings and reservations and planned real estate sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company’s operating costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing proposed asset sales, debt refinancings, capital expenditures and acquisitions, inability to reduce funded debt as planned or to agree bank loan agreement waivers or amendments, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, uncertain effects of the introduction of new brands and possible challenges to the Company’s ownership of its brands, the Company’s reliance on technology systems, changing global or regional economic conditions and weakness in financial markets which may adversely affect demand, legislative, regulatory and political developments (including the evolving political situation in Ukraine and its impact on current and future demand), and possible challenges to the Company’s corporate governance structure. Further information regarding these and other factors is included in the filings by the Company with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to update or revise publicly any forward-looking statement, whether due to new information, future events or otherwise.

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